UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report
(Date of Earliest Event Reported):
March 24, 2020
CAMPBELL SOUP COMPANY

New Jersey	1-3822	21-0419870
State of Incorporation	Commission File Number	I.R.S. Employer Identification No.
One Campbell Place
Camden, New Jersey 08103-1799
Principal Executive Offices
Telephone Number: (856) 342-4800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Capital Stock, par value $.0375	CPB	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 – Regulation FD Disclosure
Mark Clouse, President and Chief Executive Officer of Campbell Soup Company (the "Company"), is scheduled to appear on the CNBC television program "Closing Bell" on March 24, 2020 to discuss the Company's response to the COVID-19 pandemic.
The Company announced new support for teams at its manufacturing plants, distribution centers and in-store field-based sales, as they work to ensure neighbors have food during this critical time, including:
•a $2 per-hour premium payment for hourly employees at all of the Company's production facilities and distribution centers; and
•a $100 per-week premium payment for front-line supervisors, certain site staff and depot managers who are reporting to work as essential infrastructure workers. This incentive also includes employees who oversee the Company's sales execution teams that are in stores and working with customers and independent distributors to ensure that store shelves are stocked.
These premium payments will be extended to approximately 11,000 front-line team members who make, sell, and distribute products to retail customers across the country. These temporary benefits, implemented in response to the COVID-19 pandemic, will be in place for at least five weeks beginning March 29.
These actions are in addition to a number of steps the Company has already taken to ensure the well-being and safety of its teams, including protocols for identifying potential employee exposure, quarantines, enhanced cleaning procedures and health screenings across the Company's network. The Company has also implemented policies to help manufacturing and distribution employees who may be out of work due to caregiving or health-related issues related to the coronavirus, including mitigation plans to bridge income if necessary.
The Company also expects to discuss items about its recent business performance in response to the increased demand for its products:
•in the Company's Meals & Beverages segment, for the week ending March 21, 2020, more cases were ordered than the entire month of March 2019. Compared to a year ago, the weekly case order was up 366 percent; and
•in the Company's Snacks segment, its plant in Richmond, Utah produced more than 2 million pounds of Pepperidge Farm Goldfish and cookies for the week ending March 21, 2020.
The Company also plans to discuss the latest four weeks, ending March 15, 2020, of IRI dollar consumption data, making the following points:
•Campbell's soup (including Pacific Foods) increased 59.3 percent;
•Prego pasta sauce increased 52.9 percent; and
•Goldfish crackers increased 22.7 percent.
A transcript of Mr. Clouse's appearance will be available at www.campbellsoupcompany.com.
The information in and referenced by this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing. The information in and referenced by this Item 7.01 is as of the date of this Current Report on Form 8-K and the Company disclaims any obligation to update this information.
Forward-Looking Statements
This Current Report on Form 8-K and the transcript of Mr. Clouse's appearance may reference "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company's current expectations of the Company's future business or financial results. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause Company's actual results to vary materially from those anticipated or expressed in any forward-looking statement include disruptions to the Company's supply chain and/or operations, including from the recent coronavirus outbreak as well as fluctuations in the supply of and inflation in energy and raw and packaging materials cost, changes in consumer demand for the Company’s products, the Company's ability to execute on and realize the expected benefits from its strategy, the impact of competitive responses to the Company's efforts and other factors described in the Company's most recent annual report on Form 10-K and subsequent SEC filings. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMPBELL SOUP COMPANY

Date: March 24, 2020	By:	/s/ Charles A. Brawley, III
Charles A. Brawley, III
Vice President, Corporate Secretary and Deputy General Counsel